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                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE

                      LANNETT COMPANY, INC AND SUBSIDIARIES

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                               2004                           2003                            2002
                                     --------------------------   ----------------------------   -----------------------------
                                     NET INCOME       SHARES       NET INCOME       SHARES       NET INCOME         SHARES
                                     (NUMERATOR)  (DENOMINATOR)    (NUMERATOR)   (DENOMINATOR)   (NUMERATOR)     (DENOMINATOR)
Basic earnings per share factors     $13,215,454    20,831,750    $ 11,666,887    19,968,633     $ 7,195,990       19,895,757
Effect of potentially dilutive
  option plans and debentures                          222,194                       152,681                          122,791
                                     -----------    ----------    ------------    ----------     -----------       ----------

Diluted earnings per share factors   $13,215,454    21,053,944    $ 11,666,887    20,121,314     $ 7,195,990       20,018,548
                                     ===========    ==========    ============    ==========     ===========       ==========

Basic earnings per share             $      0.63                  $       0.58                   $      0.36
Diluted earnings per share           $      0.63                  $       0.58                   $      0.36

The number of shares have been adjusted for the Company's 3 for 2 stock split in February 2003.

The number of anti-dilutive weighted average shares that have been excluded in the computation of diluted earnings per share for the year ended June 30, 2004 was 178,500. These shares have been excluded because the options' exercise price was greater than the average market price of the common stock. There were no anti-dilutive weighted average shares excluded in the computation for 2003 and 2002.

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